UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  02/02/2005

MAINSTREET BANKSHARES INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-86993

VA	54-1956616
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

730 East Church Street, Suite 30, P. O. Box 1224, Martinsville, VA 24114-1224
(Address of Principal Executive Offices, Including Zip Code)

276-632-8054
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On January 31, 2005, MainStreet BankShares, Inc., ("MainStreet"), terminated its Private Placement Offering, ("PPO"), of its common stock, no par value, which began on September 20, 2004. There were no brokerage or underwriting commissions payable in the private placement. There were 200,789 shares of common stock sold at $9.00 per share for a total of $1,807,101. This total exceeded the original target by approximately 10%.

The common stock was sold under the exemption from registration provided by Rule 506 of Regulation D promulgated by the SEC under the Securities Act of 1933 based on the fact that the shares will be sold only to purchasers who are " accredited investors" within the meaning of Regulation D and to not more than 35 other investors who (along with any purchaser representative), the Company believes, have such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks and merits of the investment.

The PPO was the first part of a two-part capital restoration plan designed to maintain the capital ratios of MainStreet and its subsidiaries at the "well-capitalized" levels as defined by federal regulation. The second part of the plan, as previously reported on Form 8-K, involves the sale of Smith River Community Bank, N.A. ("Smith River Bank"). On January 13, 2005, MainStreet BankShares, Inc., Smith River Community Bank, National Association (a wholly-owned bank subsidiary of MainStreet), and Argentum Capital Management, LLC, ("Argentum") entered into an Agreement pursuant to which MainStreet will sell, and Argentum or its assigns will purchase, all of the outstanding shares of the common stock of Smith River Bank for $6,500,000. Argentum will seek investors.

A copy of the press release announcing the termination of the PPO is furnished as Exhibit 99.1 to the Current Report.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: February 02, 2005.	By:	/s/ C. R. McCullar
C. R. McCullar
President and CEO

Date: February 02, 2005.	By:	/s/ Brenda H. Smith
Brenda H. Smith
Executive Vice President, CFO, and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of MainStreet BankShares, Inc. Issued on February 2, 2005